EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wisc., Aug. 03, 2023 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced lower sales and increased net income for the Company’s third fiscal quarter ending June 30, 2023.

“Moderating demand from the high pandemic-fueled levels of the past few years in a competitive marketplace impacted results. However, we remain focused on sustaining innovation leadership, and recently we announced an exciting line of new products in Fishing and a new cutting-edge technology in Watercraft Recreation, underscoring the critical importance of our investment in innovation to drive long-term growth,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “The power of our innovation and the strength of our brands continue to position Johnson Outdoors for long-term marketplace success.”

THIRD QUARTER RESULTS
Total Company net sales in the third quarter declined 8 percent to $187.0 million compared to $203.8 million in the prior year third fiscal quarter. Key contributing factors include:

  Fishing sales increased by approximately 1 percent, driven primarily by product price increases
  Diving sales remain flat over the prior year third quarter
  Camping revenue declined 50 percent or $11.8 million, of which $4.9 million was due to the sale of the Military and Commercial Tents product lines in the second quarter, and the remainder due to high retail inventories and a decline in consumer spending
  Watercraft Recreation revenue declined 28 percent, reflecting significant reductions in the overall market

Profit before income taxes was $19.8 million in the current year quarter, compared to $19.2 million in the prior year third quarter. Operating profit was $17.4 million for the third fiscal quarter versus $23.8 million in the prior year third quarter. Gross margin increased to 41.5 percent, compared to 36.1 percent in the prior year quarter. The margin improvement was due primarily to price increases and lower freight and materials costs. Operating expenses of $60.1 million increased $10.4 million from the prior year period, due primarily to a $5.1 million increase in deferred compensation expense related to marking plan assets to market and entirely offset in Other Income. Additionally, higher warranty expense and advertising and promotion costs also contributed to the increase between quarters.

Interest income increased $1.1 million over the prior year quarter. Additionally, net investment gains and earnings on the assets related to the Company’s non-qualified deferred compensation plan, which are included in Other income, improved by $5.1 million over the prior year third quarter, which fully offset the increase in deferred compensation expense in operating expenses.

Net income rose to $14.8 million, or $1.44 per diluted share, versus $14.1 million, or $1.38 per diluted share in the previous year’s third quarter. The effective tax rate was 25.3 percent compared to 26.8 percent in the prior year third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2023 year-to-date net sales were $567.5 million, a 4 percent increase over last year’s first fiscal nine month period. Profit before income taxes for the year-to-date period was $47.9 million versus $47.0 million in the first nine months of the prior year. Operating profit declined to $34.3 million compared to $53.0 million in prior fiscal year-to-date period. Gross margin improved to 38.0 percent in the first fiscal nine months versus 37.1 percent in the prior fiscal year-to-date period. Operating expenses were $181.4 million in the nine months ended June 30, 2023, an increase of $31.7 million from the prior year period, due to higher warranty expense, advertising and promotional spend, increased compensation costs, professional services and deferred compensation expense between periods.

Interest income increased $2.5 million over the prior year-to-date period. Additionally, other income increased by $17.1 million helping to offset the decline in operating profit year over year. Other income in the current year-to-date period included a $6.6 million gain on the sale of Military and Commercial Tents product lines, as well as $4.2 million of gains on deferred compensation plan assets compared to losses of $4.4 million in the prior year-to-date period.

Net income during the first fiscal nine months was $35.5 million, or $3.47 per diluted share, versus $34.8 million, or $3.42 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate was 25.9 percent in the current year versus 25.9 percent in the prior year nine month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and investments of $163.3 million as of June 30, 2023, an increase of $45.7 million versus last year’s June quarter. Depreciation and amortization were $11.8 million, compared to $10.4 million in the prior nine-month period. Capital spending totaled $19.4 million in the current year-to-date period compared with $25.2 million in the prior year period. In May 2023, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 13, 2023, which was payable July 27, 2023.

“Looking ahead, we’re focused on continuing to improve operational efficiency to strengthen margins and are working to manage inventories appropriately as we enter the off season,” said David W. Johnson, Chief Financial Officer. “Our balance sheet remains debt-free and our healthy cash position continues to provide us with the flexibility and resources necessary to invest in strategic opportunities to strengthen the business and consistently pay dividends to shareholders.”

PRODUCT NEWS
Minn Kota®, Humminbird® and Old Town® announced new products at ICAST 2023, the world’s most prestigious fishing show. Minn Kota announced the QUEST™ Series, the all-new brushless trolling motor technology. Minn Kota also launched a restage of all its bow-mount trolling motors with a brand-new look, more seamless integration with Humminbird and an updated technology suite full of angler-friendly enhancements.

Humminbird launched the One-Boat Network® App bringing together Humminbird and Minn Kota devices into one dashboard to give anglers unprecedented command of their fishing boat.

And Old Town received “Best of Boats and Watercraft” honors at ICAST for its new Sportsman BigWater ePDL+ 132, a revolutionary power-assisted pedal drive that combines pedal and battery assist to propel the fishing experience to the next level. Old Town innovation has captured five ICAST awards in the past 10 years.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Thursday, August 3, 2023. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.   Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.   Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 9, 2022, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions and other factors impacting climate change legislation. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.   The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating results	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net sales	$187,047	$203,819	$567,499	$546,966
Cost of sales	109,460	130,310	351,798	344,241
Gross profit	77,587	73,509	215,701	202,725
Operating expenses	60,144	49,710	181,396	149,737
Operating profit:	17,443	23,799	34,305	52,988
Interest income, net	(1,205)	(114)	(2,692)	(222)
Other (income) expense, net	(1,174)	4,669	(10,939)	6,167
Profit before income taxes	19,822	19,244	47,936	47,043
Income tax expense	5,021	5,162	12,395	12,205
Net income	$14,801	$14,082	$35,541	$34,838
Weighted average common shares outstanding - Dilutive	10,210	10,161	10,187	10,148
Net income per common share - Diluted	$1.44	$1.38	$3.47	$3.42

Segment Results
Net sales:
Fishing	$137,460	$136,565	$430,842	$374,244
Camping	11,658	23,479	36,996	56,780
Watercraft Recreation	15,726	21,872	38,274	59,481
Diving	22,227	22,201	61,594	56,886
Other / Eliminations	(24)	(298)	(207)	(425)
Total	$187,047	$203,819	$567,499	$546,966
Operating profit (loss):
Fishing	$18,665	$16,553	$51,358	$44,166
Camping	2,039	4,998	4,863	12,867
Watercraft Recreation	1,483	2,893	1,637	7,588
Diving	2,733	2,412	4,190	4,074
Other / Eliminations	(7,477)	(3,057)	(27,743)	(15,707)
Total	$17,443	$23,799	$34,305	$52,988

Balance Sheet Information (End of Period)
Cash, cash equivalents, and short term investments			$149,247	$117,567
Accounts receivable, net			94,644	103,244
Inventories, net			235,069	250,956
Total current assets			485,305	481,214
Total assets			705,484	675,842
Total current liabilities			106,670	117,028
Total liabilities			185,040	191,576
Shareholders’ equity			520,444	484,266

Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Patricia Penman VP – Marketing Services & Global Communications 262-631-6600